THOMAS WEISEL PARTNERS GROUP, INC. ANNOUNCED APPOINTMENT OF PRESIDENT, LIONEL F. CONACHER, AS COO AND RESIGNATION OF DAVID BAYLOR AS COO & CFO

San Francisco, CA, March 5th, 2008 -- Thomas Weisel Partners Group, Inc., (NASDAQ: TWPG TSX:TWP) announced today that Lionel F. Conacher is being appointed Chief Operating Officer in addition to his current role as company President.

The company also announced that David Baylor, the current Chief Financial Officer and Chief Operating Officer, is resigning his position as Chief Operating Officer effective immediately, but will remain as Chief Financial Officer through a transition period that will include the completion of Registrant’s financial statements and the filing of its Annual Report on Form 10-K for the year ended December 31, 2007. A national search firm will be retained to identify a new Chief Financial Officer. The CFO role will be temporarily assumed by Shaugn Stanley. Shaugn was the CFO at Montgomery Securities for two years from 1996 to 1998 and the CFO of TWPG from 1998 to 2001. Previous to Montgomery, Shaugn was with Fidelity for six years serving as the CFO for the brokerage division. Shaugn will be supported by Keith Harris and Ryan Stroub. Ryan is currently a Managing Director and Head of Finance for TWPG and Keith Harris was the CFO at Westwind prior to the acquisition.

“Lionel was appointed President on the close of the Westwind acquisition. He has been responsible for integrating the two platforms and will now become our COO with the additional responsibility of the heads of investment banking and brokerage reporting directly to him,” said Thom W. Weisel, Chairman and CEO of TWPG. “Lionel is the rare combination of entrepreneur, investment banker and CFO with a very strong leadership and operational background.”

Weisel continued: “At the same time, I’d like to extend our gratitude and well-wishes to David Baylor as he moves on to the private equity world. David has been a valued partner since the founding of TWPG in 1998. He was invaluable in driving our IPO and secondary offering.”

Baylor commented: “I have had a rewarding and fulfilling career at TWPG and wish my colleagues well as they continue to build TWP into the premier global growth focused investment bank.”

Weisel reiterated his optimism about the future for TWPG while acknowledging the current challenging environment. “It’s tough going right now but when the markets recover we are well-positioned for growth. We have a strong balance sheet with excess cash reserves and minimal debt. We also expect meaningful synergies from the combination of Westwind and TWPG. In the last month since the acquisition was completed, TWP Canada has completed a number of successful financings in the resource sector including Chariot Resources, Vero Energy, Challenger Energy and Cyberplex. Our new strategy in brokerage is bearing fruit. Revenues increased 20% to $34.8 million in the fourth quarter of 2007. We have also experienced positive momentum in Canada where we are moving up the rankings in institutional block trading directly as a result of the power of the combined platform. “

About Thomas Weisel Partners Group, Inc.

Thomas Weisel Partners Group, Inc. is an investment bank, founded in 1998, focused principally on the growth sectors of the economy. Thomas Weisel Partners Group, Inc. generates revenues from three principal sources: investment banking, brokerage and asset management. The investment banking group is comprised of two disciplines: corporate finance and strategic advisory. The brokerage group provides equity and convertible debt securities sales and trading services to institutional investors, and offers brokerage, advisory and cash management services to high-net-worth individuals and corporate clients. The asset management group consists of: private equity, public equity and distribution management. Thomas Weisel Partners is headquartered in San Francisco with additional offices in Baltimore, Boston, Calgary, Chicago, Cleveland, Denver, Montreal, New York, Portland, Silicon Valley, Toronto, London, Mumbai and Zurich. For more information, please visit www.tweisel.com.

Investor Relations Contact:
Deborah Lightfoot
415-364-2500
investorrelations@tweisel.com

Media Contact:
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415-364-2500
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